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                                                                    Exhibit 11.1

                      AVIATION GROUP, INC. AND SUBSIDIARIES

                  COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                   (UNAUDITED)



                                                    Three Months Ended December 31,           Six Months Ended December 31,
                                                    -------------------------------           -----------------------------
                                                         1997              1996                   1997            1996
                                                         ----              ----                   ----            ----


Weighted average shares outstanding:

         Common shares outstanding at
              beginning of period                      3,029,446         1,600,250             1,600,250        1,600,250

         Initial public offering                              --                --               842,077               --

         Acquisition of Casper Air Service                    --                --               117,481               --

         Shares issued on Bridge Notes                        --                --                33,262               --

         Conversion of LEDC Note                              --                --                62,849               --

         Exercise of Stock Warrants                       16,448                --                 8,179               --

         Impact of nominal issuances recorded
              in accordance with SAB 98                  220,156           212,609               225,401          212,609
                                                      ----------        ----------            ----------       ----------

         Average Shares Outstanding (Basic)            3,266,050         1,812,859             2,889,499        1,812,859


         Dilutive effect of:

              Assumed exercise of options                 11,246                --                    --               --

              Assumed exercise of warrants               192,382                --                    --               --
                                                      ----------        ----------            ----------       ----------

         Average Shares Outstanding
           (Diluted)                                   3,469,678         1,812,859             2,889,499        1,812,859
                                                      ==========        ==========            ==========       ==========

Net income (loss) - Basic and Diluted                 $   63,000        $  103,000            $ (559,000)      $ (226,000)
                                                      ==========        ==========            ==========       ==========


Computation of net income (loss) per common share:

         Net income (loss) divided by weighted
              average shares outstanding

              Basic                                   $     0.02        $     0.06            $    (0.19)      $    (0.12)
                                                      ==========        ==========            ==========       ==========

              Diluted                                 $     0.02        $     0.06            $    (0.19)      $    (0.12)
                                                      ==========        ==========            ==========       ==========

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